                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-66050


                            LAM RESEARCH CORPORATION

              SUPPLEMENT NO. 7 TO PROSPECTUS DATED AUGUST 10, 2001

        This supplement (the "Supplement") amends certain information contained in our prospectus, dated August 10, 2001, registering for resale our 4% Convertible Subordinated Notes due June 1, 2006 and the common stock issuable upon conversion of the notes. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

        The table under the caption "Selling Securityholders" on page 35 of the prospectus is hereby amended by adding to the table the securityholders identified below on Schedule 1. In addition, the selling securityholders identified below and in the prospectus may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information about their holdings in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

SCHEDULE 1

                                   PRINCIPAL
                                   AMOUNT AT
                                  MATURITY OF
                                     NOTES                        CONVERSION       COMMON       PERCENTAGE
                                  BENEFICIALLY     PERCENTAGE     SHARES THAT    STOCK OWNED     OF COMMON
                                 OWNED THAT MAY     OF NOTES        MAY BE        AFTER THE        STOCK
           NAME                    BE OFFERED      OUTSTANDING      OFFERED        OFFERING     OUTSTANDING
           ----                  --------------    -----------    -----------    -----------    -----------
Harris Insight Convertible
  Securities Fund..........        1,400,000            *           31,159            --            --

*  Less than 1.0%

        Information concerning the selling securityholders is based upon information provided to us by the securityholders. This information may change from time to time and any changed information of which we are apprised will be set forth in future prospectus supplements if and when necessary. In addition, the per share conversion price and therefore the number of shares of common stock issuable upon conversion or redemption of the notes, are subject to adjustment. See "Description of the Notes" on page 17 of the prospectus. As a result, the aggregate principal amount of notes and the number of shares of common stock issuable upon conversion or redemption may increase or decrease.

                  The date of this Supplement is June 26, 2002